For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin
VP, Investor Relations and Corporate Communications
(919) 941-9777, Extension 219

Thomas R. Staab, II
Chief Financial Officer
(919) 941-9777, Extension 267

Media Contact: BMC Communications Dan Budwick (212) 477-9007, Extension 14

INSPIRE REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS
- Q1 2007 Co-promotion Revenue Up 71% over Q1 2006 -
- 2007 Financial Outlook Revised -

DURHAM, NC - May 9, 2007 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the first quarter ended March 31, 2007, reporting a net loss of $26.1 million, or ($0.62) per share.

Total revenue for the first quarter of 2007 was $7.2 million, generated entirely from co-promotion activities, compared to $5.5 million for the first quarter of 2006, which was comprised of both co-promotion and collaborative research revenue. Co-promotion revenue from net sales of Elestat® (epinastine HCl ophthalmic solution) 0.05% for the first quarter of 2007 was $2.4 million, an increase of 86% compared to $1.3 million recognized in the first quarter of 2006. For the first quarter ended March 31, 2007, the Company deferred an additional $2.4 million of revenue from net sales of Elestat, compared to $1.8 million of deferred revenue in the same period in 2006. The Company expects to recognize the $2.4 million of deferred revenue in future 2007 quarters as it achieves its annual net sales target for Elestat. Co-promotion revenue on net sales of Restasis® (cyclosporine ophthalmic emulsion) 0.05% for the first quarter of 2007 was $4.8 million, an increase of 64% compared to $2.9 million recognized in the first quarter of 2006.

Operating expenses for the first quarter of 2007 totaled $33.9 million, as compared to $20.7 million for the same period in 2006, an increase of 64%. The increase in the first quarter 2007 operating expenses, as compared to 2006, was primarily due to a $13.7 million increase in research and development expenses, which reflects a $13.0 million upfront payment to InSite Vision Incorporated upon Inspire's licensing the U.S. and Canadian commercialization rights of AzaSite™ (azithromycin ophthalmic solution) 1%. As previously announced, AzaSite received U.S. Food and Drug Administration (FDA) approval on April 27, 2007 for the treatment of bacterial conjunctivitis. Inspire intends to launch AzaSite in the latter half of the third quarter of this year, based on current manufacturing and commercialization plans. The remaining research and development expense reflects continued activities on the Company's current preclinical and clinical programs, with significant spending on its epinastine nasal spray program and its cystic fibrosis (CF) program.

Additionally, the Company incurred increased first quarter 2007 selling and marketing expenses associated with higher personnel costs and activities related to the anticipated approval and launch of AzaSite, and decreased first quarter 2007 general and administrative expenses due to a reduction in legal costs, as compared to the same period in 2006. Total stock-based compensation expenses were approximately $446,000 for the first quarter of 2007, as compared to $360,000 for the same period in 2006.

For the first quarter ended March 31, 2007, the Company reported a net loss of $26.1 million, or ($0.62) per share, as compared to a net loss of $14.0 million, or ($0.33) per share, for the same period in 2006. Cash, cash equivalents and investments totaled $75.8 million at March 31, 2007, reflecting a $26.5 million utilization of cash and investments during the first quarter.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, stated, "We believe 2007 will be an exciting year for Inspire, as we add to our revenue base with the launch of AzaSite later this year. We are also progressing our product pipeline with numerous activities in clinical development, including initiating and completing various trials and conducting meetings with the FDA related to several programs."

Recent Updates Include (January 1, 2007 through May 9, 2007):

Business Development

Signed a licensing agreement with InSite Vision Incorporated in February 2007 for U.S. and Canadian commercialization of AzaSite, which was approved by the FDA in April 2007; Inspire expects to generate $30 - $45 million in sales in the 2008 calendar year.

Ophthalmology Research & Development

  Met with the FDA in early 2007 to continue ongoing discussions related to Inspire's dry eye clinical program for Prolacria™ (the proposed U.S. trade name for diquafosol tetrasodium ophthalmic solution 2%); based on this meeting, Inspire has begun a process to validate that staining scores in the central region of the cornea are a clinically relevant endpoint for a clinical trial in dry eye patients; and

  Initiated and began enrolling patients in a Phase 1 dose-ranging proof-of-concept clinical trial in glaucoma patients to evaluate the safety and tolerability of INS115644, as well as changes in intraocular pressure.

Respiratory/Allergy Research & Development

Announced positive results of a Phase 2 dose-ranging clinical trial comparing epinastine nasal spray and placebo in patients with seasonal allergic rhinitis; scheduled a meeting with the FDA in the third quarter of 2007 to discuss next steps in the clinical program; and

  Submitted and received approval from Health Canada for a Canadian Clinical Trial Application (CTA) to conduct CF clinical trials in Canada.

Sales and Marketing

  Maintained approximately 9% market share for Elestat in the total U.S. allergic conjunctivitis market and approximately 18% market share throughout the first quarter of 2007 in the Company's target universe, which is the top 200 highest prescribing ophthalmologists, optometrists, and allergists in each of the Company's 64 sales territories, based upon weekly prescription data from IMS Health; and

  In collaboration with Allergan, Inc., increased prescription volume of Restasis, the only approved prescription treatment for dry eye in the United States; Allergan reported first quarter 2007 net sales of Restasis of $78.4 million, representing a 19% increase over 2006; in April 2007, received final annual increase of co-promotion rate, which represents the percentage of net sales of Restasis that Inspire receives.

Corporate

  Filed a shelf registration statement on Form S-3, which was recently declared effective, allowing the Company to sell up to $130 million of securities, from time to time, at prices and terms to be determined at the time of sale.

Revised Financial Outlook for 2007

Inspire is revising its 2007 financial guidance due to the FDA's recent approval of AzaSite. The Company's 2007 actual financial results will be largely dependent on the AzaSite launch, as well as the clinical and regulatory developments and timing of the Company's bilastine, epinastine nasal spray, denufosol and Prolacria programs.

Inspire's revised 2007 forecasted guidance, which includes the expected impact of an AzaSite launch in the latter part of the third quarter of 2007, is as follows:

Revenue

Based upon current Elestat and Restasis trends and anticipated launch activities and sales of AzaSite, the Company expects to record 2007 aggregate revenue in the range of $45-$57 million. Inspire is currently evaluating the most appropriate revenue recognition policy for AzaSite sales and discussing this with its independent registered accounting firm. Since AzaSite is a new product, Inspire may adopt a conservative "pull-through" revenue recognition methodology, recording AzaSite revenue at the time units are dispensed to fill patient prescriptions. If this methodology is used, Inspire would not recognize revenue on sales to wholesalers, but would recognize revenue at the time that a prescription for AzaSite has been filled and dispensed.

Operating Expenses

Based on current projected operating plans, the Company expects 2007 total operating expenses to be in the range of $120-$145 million. Costs of goods sold, amortization of the approval milestone, and royalty obligations to InSite Vision on any sales of AzaSite are expected to be in the range of $3-$6 million. The Company is obligated to pay InSite Vision a $19 million milestone payment upon the FDA approval of AzaSite. The Company plans to capitalize this approval milestone and amortize the amount on a straight-line basis over the term of the patent coverage. Total selling and marketing and general and administrative expenses are estimated to be in the range of $42-$50 million and $17-$21 million, respectively. Research and development expenses associated with the further development of the Company's product candidates are estimated to be in the range of $58-$78 million.

The upper end of the Company's range of forecasted research and development expenses is based on the following potential progress in various clinical programs:

  Proceed with the bilastine program, based on receiving acceptable QT/QTC clinical trial results in the second quarter of 2007 and depending on discussions with the FDA;

  Complete patient enrollment and continue dosing of Phase 3 TIGER-1 clinical trial and initiate activities associated with the TIGER-2 clinical trial of denufosol tetrasodium for the treatment of CF;

  Validate staining scores in the central region of the cornea as a clinically relevant endpoint in dry eye and initiate an additional Phase 3 clinical trial of Prolacria, based on discussions with the FDA; and

  Meet with the FDA to discuss the epinastine nasal spray program and initiate next clinical trial and toxicology work.

The Company's operating expense guidance includes approximately $4 million of equity-based compensation costs. This estimate is based upon the Company's current stock price and includes the hiring of additional employees needed to support the launch of AzaSite in the latter part of the third quarter of 2007.

Cash Utilization and Financing

The cash usage in 2007 is expected to be in the range of $95-$125 million, excluding any additional borrowings under the Company's debt facility and/or other financing transactions. The upper end of this range includes the payment of a $19 million FDA approval milestone for AzaSite and a potential $8 million milestone related to an acceptable QT/QTc clinical trial result for bilastine, as well as additional development of the Prolacria, epinastine nasal spray and bilastine programs.

As a result of the FDA approval of AzaSite, it is likely the Company will draw up to an additional $20 million of debt on its existing facility. Additionally, the Company will likely raise additional capital before the end of the year to support its expanded commercial and development activities.

Inspire will host a conference call and live webcast to discuss its first quarter 2007 financial results on Wednesday, May 9th at 10:00 a.m. ET. To access the conference call, U.S. participants may call (877) 780-2276 and international participants may call (973) 582-2757. The conference ID number is 8674645. A live webcast and replay of the call will be available on Inspire's website at www.inspirepharm.com. A telephone replay of the conference call will be available until May 23, 2007. To access this replay, U.S. participants may call (877) 519-4471 and international participants may call (973) 341-3080. The conference ID number is 8674645.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire employs a U.S. sales force for the promotion of AzaSite™ (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Inspire is focused on the therapeutic areas of ophthalmology and respiratory/allergy, and is developing products for dry eye, cystic fibrosis, allergic rhinitis and glaucoma. Elestat and Restasis are trademarks owned by Allergan, Inc. AzaSite is a trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the timing of the launch of AzaSite in the United States, or revenues and expenses associated with the commercialization of AzaSite; the general progress of the Company's development pipeline; the timing or outcome of any validation study, any additional clinical trial or trials, the success of any Special Protocol Assessment request, or discussions with the FDA or Canadian authorities regarding the Prolacria program; the timing or outcome of the QT trial or the payment of any milestone associated therewith, any additional clinical trial, or discussions with the FDA regarding the bilastine program; the number of additional Phase 3 bilastine trials, if any; the timing or outcome of current clinical trials, any additional clinical trial and toxicology work, or discussions with the FDA regarding the epinastine nasal spray program; the timing or outcome of the TIGER-1 clinical trial, including the timing of completion of patient enrollment and dosing, the timing, outcome, length or protocol associated with the TIGER-2 clinical trial, and any discussions with the FDA, regulatory agencies outside of the United States, and potential partners with respect to the CF program; the timing or outcome of a Phase 1 clinical trial in the glaucoma program; the amount of net sales of Restasis recorded by Allergan in 2007; the Company's 2007 financial results, including without limitation aggregate revenue, aggregate expenses, costs of good sold, amortization of the AzaSite approval milestone, royalty obligations to InSite Vision Incorporated, research and development expenses, selling and marketing expenses, general and administrative expenses, as well as the use of cash in 2007, the impact of the anticipated AzaSite launch, including without limitation headcount changes, related equity-based compensation expense costs, a draw on the Company's existing debt facility; the revenue recognition policy to be used in relation to AzaSite, including timing in relation to sales of AzaSite to wholesalers and the filling and dispensing of AzaSite prescriptions; and the timing and success of any additional capital raising activities. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

-- Financial tables follow --

INSPIRE PHARMACEUTICALS, INC.
Condensed Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Product co-promotion	$ 7,204	$ 4,218
Collaborative research agreement	---	1,250
Total revenue	7,204	5,468
Operating expenses:
Research and development	22,765	9,109
Selling and marketing	7,521	7,096
General and administrative	_ 3,639	4,446
Total operating expenses	33,925	20,651
Loss from operations	(26,721)	(15,183)
Other income (expense):
Interest income	1,061	1,208
Interest expense	(455)	(30)
Loss on investments	---	(22)
Other income, net	606	1,156
Net loss	$ (26,115)	$ (14,027)
Basic and diluted net loss per common share	$ (0.62)	$ (0.33)
Weighted average common shares used in computing basic and diluted net loss per common share	42,273	42,212

INSPIRE PHARMACEUTICALS, INC.
Selected Balance Sheet Information
(in thousands)

	March 31, 2007	December 31, 2006
Cash, cash equivalents and investments	$ 75,779	$ 102,281
Receivables from Allergan	9,623	8,245
Working capital	54,500	89,655
Total assets	90,691	116,699
Deferred revenue	2,430	---
Debt, including current portion	21,002	21,357
Total stockholders' equity	52,918	78,371
Shares of common stock outstanding	42,399	42,238

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